INDEPENDENT AUDITORS' CONSENT

                                                                   Exhibit 23(b)

The Board of Directors
Midland Bancorporation, Inc.:



We consent to inclusion of our report dated January 29, 1996, with respect to the consolidated balance sheets of Midland Bancorporation, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Form S-4 of Valley National Bancorp and to the reference to our firm under the heading "Experts" in the proxy/prospectus.

Our report refers to a change in the method of accounting for certain investments in debt and equity securities in 1994 and accounting for income taxes in 1993.



                                                           KPMG PEAT MARWICK LLP

Short Hills, New Jersey
November 12, 1996